Exhibit 99.1

AMERICAN SHARED HOSPITAL SERVICES

REPORTS SECOND QUARTER RESULTS

San Francisco, CA – August 10, 2017 -- AMERICAN SHARED HOSPITAL SERVICES (NYSE AMERICAN: AMS) (the "Company"), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the second quarter and first six months of 2017.

Second Quarter Results

For the three months ended June 30, 2017, medical services revenue increased 9.5% to $4,945,000 compared to medical services revenue of $4,518,000 for the second quarter of 2016. Net income attributable to the Company for the second quarter of 2017 was $113,000, or $0.02 per share. This compares to net income attributable to the Company for the second quarter of 2016 of $93,000, or $0.02 per share.

This year's second quarter net income reflected unusually high selling and administrative expenses, consisting primarily of certain one-time legal and consulting fees and non-recurring costs associated with the start-up of AMS' Gamma Knife center in Lima, Peru, which began treating patients in July. Income tax expense also was unusually high in the second quarter, relative to pre-tax income, as the start-up losses associated with the Peru Gamma Knife project could not be included in the Company's income tax computation for financial reporting purposes. These non-recurring transactions amounted to approximately $0.02 per share, after taxes.

Second quarter revenue for the Company's initial proton therapy system installed at The Marjorie and Leonard Williams Center for Proton Therapy at Orlando Health – UF Health Cancer Center in Florida was $862,000. This center, which began treating patients in April 2016, generated revenue for the second quarter of 2016 of $446,000.

Revenue for the Company's Gamma Knife operations increased to $3,968,000 for the second quarter of 2017 compared to $3,962,000 for the second quarter of 2016. As previously announced, AMS lost one of its Gamma Knife units due to the expiration of its contract term at the end of April 2017. Excluding this site, Gamma Knife revenue increased 6% for this year's second quarter compared to the second quarter of 2016.

Medical services gross margin for the second quarter of 2017 increased to 45.5% of revenue, compared to medical services gross margin of 40.7% of revenue for the second quarter of 2016. The positive impact on gross margin from the increase in proton therapy revenue in this year's second quarter versus prior year was partially offset by higher depreciation expense associated with Cobalt-60 reloads at two Gamma Knife centers in this year's first quarter and depreciation expense for the proton system.

Operating income increased 51.0% to $669,000 for the second quarter of 2017 compared to operating income of $443,000 for the same period a year earlier.  Income before income taxes increased 48.9% to $664,000 for the second quarter of 2017 compared to $446,000 for the second quarter of 2016. Non-GAAP pre-tax income, net of income attributable to non-controlling interest, was $333,000 for the second quarter of 2017.  This compares to non-GAAP pre-tax income, net of income attributable to non-controlling interest, of $186,000 for the second quarter of 2016. Please refer to the financial statements included with this press release for a reconciliation of GAAP to non-GAAP financial measures.

Adjusted EBITDA, a non-GAAP financial measure, was $2,549,000 for the second quarter of 2017, compared to $2,328,000 for the second quarter of 2016.

Six Months Results

For the six months ended June 30, 2017, medical services revenue increased 12.6% to $9,859,000 compared to medical services revenue of $8,756,000 for the first six months of 2016.

Excluding treatments at a customer site lost due to the expiration of its contract term in April 2017, Gamma Knife revenue decreased 3.5% for the first half of 2017 compared to the first half of 2016.

Proton therapy revenue increased to $2,017,000 for the first half of 2017 compared to $446,000 for the first half of 2016.

Net income attributable to the Company for the first six months of 2017 was $406,000, or $0.07 per share. This compares to net income attributable to the Company for the first six months of 2016 of $144,000, or $0.03 per share.

Adjusted EBITDA, a non-GAAP financial measure, was $5,165,000 for the first six months of 2017, compared to $4,457,000 for the first six months of 2016.

Balance Sheet Highlights

At June 30, 2017, cash and cash equivalents was $2,851,000, compared to $3,121,000 at December 31, 2016. Shareholders' equity at June 30, 2017 was $28,083,000, or $4.92 per outstanding share. This compares to shareholders' equity at December 31, 2016 of $27,173,000, or $4.97 per outstanding share.

CEO Comments

Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, "Treatment volume at our proton therapy center at UF Health Cancer Center-Orlando Health increased to 1,189 fractions in this year's second quarter, compared to 442 fractions during the center's initial quarter of operations last year. Treatment volume for this year's second quarter decreased slightly compared to this year's first quarter, however, which we attribute to random variation in patient flow that we also have experienced from time to time in our Gamma Knife business. We expect treatment volume to resume its upward trend in the second half of 2017. The MEVION S250 proton system we supplied Orlando Health continues to perform admirably, and we continue to believe there is room for further growth in treatment volume.

"We had anticipated relatively flat revenue in our Gamma Knife business in this year's first half versus prior year, the result of routine Cobalt-60 reload at two of our centers in the first quarter, as well as the loss of one of our sites due to the expiration of its contract term in this year's second quarter. Looking ahead, we expect the performance of our Gamma Knife business to improve as AMS' Gamma Knife del Pacífico Institute at the Air Force Hospital in Lima, Peru ramps up patient treatments that began last month, and the Gamma Knife® Perfexion™ system we contracted to supply to Bryan Medical Center in Lincoln, Nebraska begins treating patients in August. Volume at these new centers should more than offset a Gamma Knife customer contract that will end in fourth quarter of 2017.

"With start-up costs for our Gamma Knife center in Peru now behind us, and renewed growth in treatment volume anticipated at our proton therapy center in Orlando as well as in our Gamma Knife business, we expect substantially improved financial performance beginning in the current quarter."

Earnings Conference Call

American Shared has scheduled a conference call at 12: 00 p.m. PDT (3:00 p.m. EDT) today. To participate in the live call, dial (800) 588-4973 at least 5 minutes prior to the scheduled start time, and mention confirmation number 4543 5421. A simultaneous WebCast of the call may be accessed through the Company's website, www.ashs.com, or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by dialing (888) 843-7419 and entering 4543 5421# when prompted.

About AMS

American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers proton therapy, and the latest IGRT and IMRT systems. AMS owns a common stock investment in Mevion Medical Systems, Inc., developer of the compact MEVION S250 Proton Therapy System.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services (including statements regarding the expected continued growth in volume of the MEVION S250 system, the expansion of the Company's proton therapy business, and the timing of treatments by new Gamma Knife systems) which involve risks and uncertainties including, but not limited to, the risks of variability of financial results between quarters, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, the risks of investing in Mevion Medical Systems, Inc., and the risks of the timing, financing, and operations of the Company’s proton therapy business. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2016, its Quarterly Report on Form 10-Q for the three months ended March 31, 2017, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 27, 2017.

Non-GAAP Financial Measure

Neither Adjusted EBITDA nor non-GAAP pre-tax income, the non-GAAP measures presented in this press release and supplementary information, is a measure of performance under the accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures should not be considered as substitute for, and investors should also consider, income before income taxes, income from operations, net income attributable to the Company, earnings per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability. We use these non-GAAP financial measures as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as the loss on early extinguishment of debt. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance.

Contacts:	American Shared Hospital Services

Ernest A. Bates, M.D., (415) 788-5300

Chairman and Chief Executive Officer

eabates@ashs.com

Berkman Associates

Neil Berkman, (310) 477-3118

President

info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	August 10, 2017
Page 4	Second Quarter 2017 Financial Results

Selected Financial Data

(unaudited)

	Summary of Operations Data

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016

Revenue	$4,945,000	$4,518,000	$9,859,000	$8,756,000
Costs of revenue	2,694,000	2,679,000	5,262,000	5,184,000
Gross margin	2,251,000	1,839,000	4,597,000	3,572,000
Selling & administrative expense	1,138,000	963,000	2,277,000	1,912,000
Interest expense	444,000	433,000	897,000	718,000
Operating income	669,000	443,000	1,423,000	942,000
(Loss) on early extinguishment of debt	--	--	--	(108,000)
Interest & Other (loss) income	(5,000)	3,000	(1,000)	8,000
Income before income taxes	664,000	446,000	1,422,000	842,000
Income tax expense	220,000	93,000	436,000	157,000
Net income	$444,000	$353,000	$986,000	$685,000
Less: Net (income) attributable
to non-controlling interest	(331,000)	(260,000)	(580,000)	(541,000)
Net income attributable to
American Shared Hospital Services	$113,000	$93,000	$406,000	$144,000

Income per common share:
Basic	$0.02	$0.02	$0.07	$0.03
Diluted	$0.02	$0.02	$0.07	$0.03

	Balance Sheet Data
	June 30,	December 31,
	2017	2016

Cash and cash equivalents	$2,851,000	$3,121,000
Current assets	$8,845,000	$8,388,000
Investment in equity securities	$579,000	$579,000
Total assets	$58,994,000	$60,598,000

Current liabilities	$8,447,000	$8,681,000
Shareholders' equity	$28,083,000	$27,173,000

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	August 10, 2017
Page 5	Second Quarter 2017 Financial Results

Selected Financial Data

(unaudited)

Adjusted EBITDA

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016

Net Income	$113,000	$93,000	$406,000	$144,000

Plus:
Income Tax Expense	$220,000	$93,000	$436,000	$157,000
Interest Expense	$444,000	$433,000	$897,000	$718,000
Depreciation and Amortization Expense	$1,722,000	$1,649,000	$3,326,000	$3,211,000
Stock-Based Compensation Expense	$50,000	$60,000	$100,000	$119,000
Early Extinguishment of Debt	$--	$--	$--	$108,000

Adjusted EBITDA	$2,549,000	$2,328,000	$5,165,000	$4,457,000

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	August 10, 2017
Page 6	Second Quarter 2017 Financial Results

Selected Financial Data

(unaudited)

Non-GAAP Pre-tax Income

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016

Income before income taxes	$664,000	$446,000	$1,422,000	$842,000
Less: Net (income) attributable
to non-controlling interest	$(331,000)	$(260,000)	$(580,000)	$(541,000)

Non-GAAP Pre-tax Income	$333,000	$186,000	$842,000	$301,000